Exhibit 99-2: Revised Consolidated Financial Statements and Accompanying Footnotes
Consolidated Statements of Earnings
     The Procter & Gamble Company and Subsidiaries

	Years ended June 30
Amounts in millions except per share amounts	2007	2006	2005

Net Sales	$76,476	$68,222	$56,741
Cost of products sold	36,686	33,125	27,872
Selling, general and administrative expense	24,340	21,848	18,400

Operating Income	15,450	13,249	10,469

Interest expense	1,304	1,119	834
Other non-operating income, net	564	283	346

Earnings Before Income Taxes	14,710	12,413	9,981

Income taxes	4,370	3,729	3,058

Net Earnings	$10,340	$8,684	$6,923

Basic Net Earnings Per Common Share	$3.22	$2.79	$2.70
Diluted Net Earnings Per Common Share	$3.04	$2.64	$2.53
Dividends Per Common Share	$1.28	$1.15	$1.03

See accompanying Notes to Consolidated Financial Statements.

Consolidated Balance Sheets
The Procter & Gamble Company and Subsidiaries

	June 30
Amounts in millions	2007	2006

ASSETS

Current Assets
Cash and cash equivalents	$5,354	$6,693
Investment securities	202	1,133
Accounts receivable	6,629	5,725
Inventories
Materials and supplies	1,590	1,537
Work in process	444	623
Finished goods	4,785	4,131

Total inventories	6,819	6,291
Deferred income taxes	1,727	1,611
Prepaid expenses and other current assets	3,300	2,876

Total Current Assets	24,031	24,329

Property, Plant and Equipment
Buildings	6,380	5,871
Machinery and equipment	27,492	25,140
Land	849	870

	34,721	31,881
Accumulated depreciation	(15,181)	(13,111)

Net Property, Plant and Equipment	19,540	18,770

Goodwill and Other Intangible Assets
Goodwill	56,552	55,306
Trademarks and other intangible assets, net	33,626	33,721

Net Goodwill and Other Intangible Assets	90,178	89,027

Other Noncurrent Assets	4,265	3,569

Total Assets	$138,014	$135,695

See accompanying Notes to Consolidated Financial Statements.

Consolidated Balance Sheets
The Procter & Gamble Company and Subsidiaries

	June 30
Amounts in millions	2007	2006

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$5,710	$4,910
Accrued and other liabilities	9,586	9,587
Taxes payable	3,382	3,360
Debt due within one year	12,039	2,128

Total Current Liabilities	30,717	19,985

Long-Term Debt	23,375	35,976
Deferred Income Taxes	12,015	12,354
Other Noncurrent Liabilities	5,147	4,472

Total Liabilities	71,254	72,787

Shareholders’ Equity
Convertible Class A preferred stock, stated value $1 per share (600 shares authorized)	1,406	1,451
Non-Voting Class B preferred stock, stated value $1 per share (200 shares authorized)	—	—
Common stock, stated value $1 per share (10,000 shares authorized; shares issued: 2007 — 3,989.7, 2006 — 3,975.8)	3,990	3,976
Additional paid-in capital	59,030	57,856
Reserve for ESOP debt retirement	(1,308)	(1,288)
Accumulated other comprehensive income	617	(518)
Treasury stock, at cost (shares held: 2007 — 857.8, 2006 — 797.0)	(38,772)	(34,235)
Retained earnings	41,797	35,666

Total Shareholders’ Equity	66,760	62,908

Total Liabilities and Shareholders’ Equity	$138,014	$135,695

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
The Procter & Gamble Company and Subsidiaries

						Accumulated
	Common			Additional	Reserve for	Other				Total
Dollars in millions/	Shares	Common	Preferred	Paid-In	ESOP Debt	Comprehensive	Treasury	Retained		Comprehensive
Shares in thousands	Outstanding	Stock	Stock	Capital	Retirement	Income	Stock	Earnings	Total	Income

Balance June 30, 2004	2,543,838	$2,976	$1,526	$2,454	$(1,283)	$(1,545)	$(12,925)	$26,987	$18,190

Net earnings								6,923	6,923	$6,923
Other comprehensive income:
Financial statement translation						118			118	118
Net investment hedges, net of $81 tax						135			135	135
Other, net of tax benefits						(274)			(274)	(274)

Total comprehensive income										$6,902

Dividends to shareholders:
Common								(2,595)	(2,595)
Preferred, net of tax benefits								(136)	(136)
Treasury purchases	(93,308)						(5,026)		(5,026)
Employee plan issuances	17,524	1		569			721	(175)	1,116
Preferred stock conversions	4,880		(43)	7			36		—
Change in ESOP debt reserve					24				24

Balance June 30, 2005	2,472,934	2,977	1,483	3,030	(1,259)	(1,566)	(17,194)	31,004	18,475

Net earnings								8,684	8,684	$8,684
Other comprehensive income:
Financial statement translation						1,316			1,316	1,316
Net investment hedges, net of $472 tax						(786)			(786)	(786)
Other, net of tax benefits						518			518	518

Total comprehensive income										$9,732

Dividends to shareholders:
Common								(3,555)	(3,555)
Preferred, net of tax benefits								(148)	(148)
Treasury purchases	(297,132)			(9)			(16,821)		(16,830)
Employee plan issuances	36,763	16		1,308			887	(319)	1,892
Preferred stock conversions	3,788		(32)	5			27		—
Gillette acquisition	962,488	983		53,522			(1,134)		53,371
Change in ESOP debt reserve					(29)				(29)

Balance June 30, 2006	3,178,841	3,976	1,451	57,856	(1,288)	(518)	(34,235)	35,666	62,908

Net earnings								10,340	10,340	$10,340
Other comprehensive income:
Financial statement translation						2,419			2,419	2,419
Net investment hedges, net of $488 tax						(835)			(835)	(835)
Other, net of tax benefits						(116)			(116)	(116)

Total comprehensive income										$11,808

Adjustment to initially apply SFAS 158, net of tax						(333)			(333)
Dividends to shareholders:
Common								(4,048)	(4,048)
Preferred, net of tax benefits								(161)	(161)
Treasury purchases	(89,829)						(5,578)		(5,578)
Employee plan issuances	37,824	14		1,167			1,003		2,184
Preferred stock conversions	5,110		(45)	7			38		—
Change in ESOP debt reserve					(20)				(20)

Balance June 30, 2007	3,131,946	$3,990	$1,406	$59,030	$(1,308)	$617	$(38,772)	$41,797	$66,760

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
The Procter & Gamble Company and Subsidiaries

Amounts in millions	Years ended June 30
	2007	2006	2005

Cash and Cash Equivalents, Beginning of Year	$6,693	$6,389	$4,232

Operating Activities
Net earnings	10,340	8,684	6,923
Depreciation and amortization	3,130	2,627	1,884
Share-based compensation expense	668	585	524
Deferred income taxes	253	(112)	564
Change in accounts receivable	(729)	(524)	(86)
Change in inventories	(389)	383	(644)
Change in accounts payable, accrued and other liabilities	(273)	230	(101)
Change in other operating assets and liabilities	(157)	(508)	(498)
Other	592	10	113

Total Operating Activities	13,435	11,375	8,679

Investing Activities
Capital expenditures	(2,945)	(2,667)	(2,181)
Proceeds from asset sales	281	882	517
Acquisitions, net of cash acquired	(492)	171	(572)
Change in investment securities	673	884	(100)

Total Investing Activities	(2,483)	(730)	(2,336)

Financing Activities
Dividends to shareholders	(4,209)	(3,703)	(2,731)
Change in short-term debt	8,981	(8,627)	2,016
Additions to long-term debt	4,758	22,545	3,108
Reductions of long-term debt	(17,929)	(5,282)	(2,013)
Impact of stock options and other	1,499	1,319	521
Treasury purchases	(5,578)	(16,830)	(5,026)

Total Financing Activities	(12,478)	(10,578)	(4,125)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	187	237	(61)

Change in Cash and Cash Equivalents	(1,339)	304	2,157

Cash and Cash Equivalents, End of Year	$5,354	$6,693	$6,389

Supplemental Disclosure
Cash payments for:
Interest	$1,330	$1,045	$783
Income taxes	4,116	2,869	2,644
Assets acquired through noncash capital leases	41	363	68
Gillette acquisition funded by share issuance	—	53,371	—
See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
The Procter & Gamble Company’s (the “Company,” “we” or “us”) business is focused on providing branded consumer goods products of superior quality and value. Our products are sold in more than 180 countries primarily through retail operations including mass merchandisers, grocery stores, membership club stores, drug stores and high-frequency stores. We have on-the-ground operations in over 80 countries.
Basis of Presentation
The Consolidated Financial Statements include The Procter & Gamble Company and its controlled subsidiaries. Intercompany transactions are eliminated.
Use of Estimates
Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying disclosures. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Estimates are used in accounting for, among other items, consumer and trade promotion accruals, pensions, post-employment benefits, stock options, valuation of acquired intangible assets, useful lives for depreciation and amortization, future cash flows associated with impairment testing for goodwill, indefinite-lived intangible assets and long-lived assets, deferred tax assets, potential income tax assessments and contingencies. Actual results may ultimately differ from estimates, although management does not believe such differences would materially affect the financial statements in any individual year.
Revenue Recognition
Sales are recognized when revenue is realized or realizable and has been earned. Most revenue transactions represent sales of inventory. The revenue recorded is presented net of sales and other taxes we collect on behalf of governmental authorities and includes shipping and handling costs, which generally are included in the list price to the customer. Our policy is to recognize revenue when title to the product, ownership and risk of loss transfer to the customer, which can be on the date of shipment or the date of receipt by the customer. A provision for payment discounts and product return allowances is recorded as a reduction of sales in the same period that the revenue is recognized.
Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of trade promotion spending, which is recognized as incurred,

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

generally at the time of the sale. Most of these arrangements have terms of approximately one year. Accruals for expected payouts under these programs are included as accrued marketing and promotion in the accrued and other liabilities line item in the Consolidated Balance Sheets.
Cost of Products Sold
Cost of products sold is primarily comprised of direct materials and supplies consumed in the manufacture of product, as well as manufacturing labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity.
Selling, General and Administrative Expense
Selling, general and administrative (SG&A) expense is primarily comprised of marketing expenses, selling expenses, research and development costs, administrative and other indirect overhead costs, depreciation and amortization expense on non-manufacturing assets and other miscellaneous operating items. Research and development costs are charged to expense as incurred and were $2,112 in 2007, $2,075 in 2006, and $1,940 in 2005. Advertising costs, charged to expense as incurred, include worldwide television, print, radio, Internet and in-store advertising expenses and were $7,937 in 2007, $7,122 in 2006, and $5,929 in 2005. The composition of amounts included in advertising costs have been changed for the current and historical periods to reflect evolving advertising strategies. Non-advertising related components of the Company’s total marketing spending include costs associated with consumer promotions, product sampling and sales aids, all of which are included in SG&A expense, as well as coupons and customer trade funds, which are recorded as reductions to net sales.
Other Non-Operating Income, Net
Other non-operating income, net primarily includes divestiture gains and interest and investment income.
Currency Translation
Financial statements of operating subsidiaries outside the United States of America (U.S.) generally are measured using the local currency as the functional currency. Adjustments to translate those statements into U.S. dollars are recorded in other comprehensive income. Currency translation adjustments in accumulated other comprehensive income were gains of $2,941 and $522 at June 30, 2007 and 2006, respectively. For subsidiaries operating in highly inflationary economies, the U.S. dollar is the functional currency. Remeasurement adjustments for financial statements in highly inflationary economies and other transactional exchange gains and losses are reflected in earnings.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Cash Flow Presentation
The Statement of Cash Flows is prepared using the indirect method, which reconciles net earnings to cash flow from operating activities. These adjustments include the removal of timing differences between the occurrence of operating receipts and payments and their recognition in net earnings. The adjustments also remove cash flows from operating activities arising from investing and financing activities, which are presented separately from operating activities. Cash flows from foreign currency transactions and operations are translated at an average exchange rate for the period. Cash flows from hedging activities are included in the same category as the items being hedged. Cash flows from derivative instruments designated as net investment hedges are classified as financing activities. Cash flows from other derivative instruments used to manage interest, commodity or currency exposures are classified as operating activities.
Cash Equivalents
Highly liquid investments with remaining stated maturities of three months or less when purchased are considered cash equivalents and recorded at cost.
Investments
Investment securities consist of auction rate securities that approximate fair value, readily marketable debt and equity securities that are classified as trading with unrealized gains or losses charged to earnings, and available-for-sale securities with unrealized gains or losses charged to shareholders’ equity.
Investments in certain companies over which we exert significant influence, but do not control the financial and operating decisions, are accounted for as equity method investments. Other investments that are not controlled, and over which we do not have the ability to exercise significant influence, are accounted for under the cost method and are included in other noncurrent assets.
Inventory Valuation
Inventories are valued at the lower of cost or market value. Product-related inventories are primarily maintained on the first-in, first-out method. Minor amounts of product inventories, including certain cosmetics and commodities, are maintained on the last-in, first-out method. The cost of spare part inventories is maintained using the average cost method.
Property, Plant and Equipment
Property, plant and equipment is recorded at cost reduced by accumulated depreciation. Depreciation expense is recognized over the assets’ estimated useful lives using the straight-line method. Machinery and equipment includes office furniture and fixtures (15-year life), computer equipment and capitalized software (3- to 5-year lives) and manufacturing equipment (3- to 20-year lives). Buildings are depreciated over an estimated useful life of 40 years. Estimated useful lives are periodically reviewed and, when appropriate, changes are

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.
Goodwill and Other Intangible Assets
We have a number of acquired brands that have been determined to have indefinite lives due to the nature of our business. We evaluate a number of factors to determine whether an indefinite life is appropriate, including the competitive environment, market share, brand history, product life cycles, operating plans and the macroeconomic environment of the countries in which the brands are sold. When certain events or changes in operating conditions occur, an impairment assessment is performed and indefinite-lived brands may be adjusted to a determinable life.
Goodwill and indefinite-lived brands are not amortized, but are evaluated annually for impairment or when indicators of a potential impairment are present. Our impairment testing of goodwill is performed separately from our impairment testing of individual indefinite-lived intangibles. The annual evaluation for impairment of goodwill and indefinite-lived intangibles is based on valuation models that incorporate internal projections of expected future cash flows and operating plans.
The cost of intangible assets with determinable useful lives is amortized to reflect the pattern of economic benefits consumed, either on a straight-line or accelerated basis over the estimated periods benefited. Patents, technology and other intangibles with contractual terms are generally amortized over their respective legal or contractual lives. Customer relationships and other noncontractual intangible assets with determinable lives are amortized over periods generally ranging from 5 to 40 years. When certain events or changes in operating conditions occur, an impairment assessment is performed and lives of intangible assets with determinable lives may be adjusted.
Fair Values of Financial Instruments
Certain financial instruments are required to be recorded at fair value. The estimated fair values of such financial instruments (including certain debt instruments, investment securities and derivatives) have been determined using market information and valuation methodologies, primarily discounted cash flow analysis. Changes in assumptions or estimation methods could affect the fair value estimates. However, we do not believe any such changes would have a material impact on our financial condition or results of operations. Other financial instruments, including cash equivalents, other investments and short-term debt, are recorded at cost, which approximates fair value. The fair values of long-term debt and derivative instruments are disclosed in Note 5 and Note 6, respectively.
New Accounting Pronouncements and Policies
Other than as described below, no new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on the consolidated financial statements.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

ADOPTION OF SFAS 158, “EMPLOYERS’ ACCOUNTING FOR DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS, an amendment of FASB Statements No. 87, 88, 106, and 132(R)”
In September 2006, the FASB issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS 158 requires companies to recognize the over-funded and under-funded status of defined benefit pension and other postretirement plans as assets or liabilities on their balance sheets. In addition, changes in the funded status must be recognized through other comprehensive income in shareholders’ equity in the year in which the changes occur. We adopted SFAS 158 on June 30, 2007. In accordance with the transition rules in SFAS 158, this standard is being adopted on a prospective basis. The adoption of SFAS 158 resulted in an adjustment to our balance sheet, but had no impact on our net earnings or cash flow, nor did it impact any debt covenants. SFAS 158 had no impact on our measurement date which continues to be as of our fiscal year-end. Refer to Note 9 for additional information regarding our pension and postretirement plans.
The following table reflects the effect of the adoption of SFAS 158 on our consolidated balance sheets:

	Before Application		After Application
As of June 30, 2007	of SFAS 158	SFAS 158 Adjustments	of SFAS 158

Other noncurrent assets	$4,432	$(167)	$4,265

Total assets	138,181	(167)	138,014

Deferred income taxes	12,214	(199)	12,015
Other noncurrent liabilities	4,782	365	5,147

Total liabilities	71,088	166	71,254

Accumulated other comprehensive income	950	(333)	617

Total shareholders’ equity	67,093	(333)	66,760

Total liabilities and shareholders’ equity	138,181	(167)	138,014

FASB INTERPRETATION 48, “ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES”
In July 2006, the FASB issued FASB Interpretation (FIN) 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 addresses the accounting and disclosure of uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We will adopt FIN 48 on July 1, 2007. We estimate that the adoption of FIN 48 will result in a net decrease to beginning retained earnings of approximately $200-$250, primarily related to the accrual of additional interest and penalties on unrecognized tax benefits.
NOTE 2 ACQUISITIONS

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Gillette Acquisition
On October 1, 2005, we completed our acquisition of The Gillette Company. Pursuant to the acquisition agreement, which provided for the exchange of 0.975 shares of The Procter & Gamble Company common stock, on a tax-free basis, for each share of The Gillette Company, we issued 962 million shares of The Procter & Gamble Company common stock. The value of these shares was determined using the average Company stock prices beginning two days before and ending two days after January 28, 2005, the date the acquisition was announced. We also issued 79 million stock options in exchange for Gillette’s outstanding stock options. Under the purchase method of accounting, the total consideration was approximately $53.4 billion including common stock, the fair value of vested stock options and acquisition costs. This acquisition resulted in one new reportable segment: Grooming. The Gillette oral care, batteries and personal care businesses were subsumed within the Health Care, Fabric Care and Home Care, and Beauty reportable segments, respectively. The operating results of the Gillette businesses are reported in our financial statements beginning October 1, 2005.
The Gillette Company is a market leader in several global product categories including blades and razors, oral care and batteries. Total sales for Gillette during its most recent pre-acquisition year ended December 31, 2004, were $10.5 billion.
In order to obtain regulatory approval of the transaction, we were required to divest certain overlapping businesses. We completed the divestiture of the Spinbrush toothbrush business, Rembrandt (a Gillette oral care product line), Right Guard and other Gillette deodorant brands during the fiscal year ended June 30, 2006.
In connection with this acquisition, we also announced a share buyback plan under which we planned to acquire up to $22.0 billion of Company common shares through the open market or from private transactions. We completed this share buyback plan in July 2006 with cumulative purchases of $20.1 billion. The repurchases were financed by borrowings under a $24.0 billion three-year credit facility with a syndicate of banks (see Note 5).
The following table provides pro forma results of operations for the years ended June 30, 2006 and 2005, as if Gillette had been acquired as of the beginning of each fiscal year presented. The pro forma results include certain purchase accounting adjustments such as the changes in depreciation and amortization expense on acquired tangible and intangible assets. However, pro forma results do not include any anticipated cost savings or other effects of the integration activities of Gillette. Accordingly, such amounts are not necessarily indicative of the results if the acquisition had occurred on the date indicated or that may result in the future.

Pro forma results; Years ended June 30	2006	2005

Net sales	$71,005	$67,920
Net earnings	8,871	8,522
Diluted net earnings per common share	$2.51	$2.29

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

During the three months ended September 30, 2006, we completed the allocation of the purchase price to the individual assets acquired and liabilities assumed. To assist management in the allocation, we engaged valuation specialists to prepare independent appraisals. The following table presents the completed allocation of purchase price for the Gillette business as of the date of the acquisition.

Current assets	$5,681
Property, plant and equipment	3,655
Goodwill	35,298
Intangible assets	29,707
Other noncurrent assets	382

Total assets acquired	74,723

Current liabilities	5,346
Noncurrent liabilities	15,951

Total liabilities assumed	21,297

Net assets acquired	53,426

The Gillette acquisition resulted in $35.3 billion in goodwill, allocated primarily to the segments which include the Gillette businesses (Grooming, Health Care, Fabric Care and Home Care, and Beauty). A portion of the goodwill has also been allocated to the other segments on the basis that certain cost synergies will benefit these businesses.
The purchase price allocation to the identifiable intangible assets included in these financial statements is as follows:

		Weighted
		average life

Intangible Assets with Determinable Lives
Brands	$1,627	20
Patents and technology	2,716	17
Customer relationships	1,436	27

Brands with Indefinite Lives	23,928	Indefinite

Total intangible assets	29,707

The majority of the intangible asset valuation relates to brands. Our assessment as to brands that have an indefinite life and those that have a determinable life was based on a number of factors, including the competitive environment, market share, brand history, product life cycles, operating plan and macroeconomic environment of the countries in which the brands are sold. The indefinite-lived brands include Gillette, Venus, Duracell, Oral-B and Braun.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

The determinable-lived brands include certain brand sub-names, such as Mach 3 and Sensor in the blades and razors business, and other regional or local brands. The determinable-lived brands have asset lives ranging from 10 to 40 years. The patents and technology intangibles are concentrated in the blades and razors and oral care businesses and have asset lives ranging from 5 to 20 years. The customer relationship intangible asset useful lives ranging from 20 to 30 years reflect the very low historical and projected customer attrition rates among Gillette’s major retailer and distributor customers.
We also completed our analysis of integration plans, pursuant to which the Company is incurring costs primarily related to the elimination of selling, general and administrative overlap between the two companies in areas like Global Business Services, corporate staff and go-to-market support, as well as redundant manufacturing capacity. We recognized an assumed liability for Gillette exit costs of $1.2 billion, including $854 in separations related to approximately 5,500 people, $55 in employee relocation costs and $320 in other exit costs. As of June 30, 2007, the remaining liability was $608. Total integration plan charges against the assumed liability were $438 and $204 for the years ended June 30, 2007 and 2006, respectively. We expect such activities to be substantially complete by June 30, 2008.
Other minor business purchases and intangible asset acquisitions totaled $540, $395 and $572 in 2007, 2006 and 2005, respectively.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

NOTE 3 GOODWILL AND INTANGIBLE ASSETS
The change in the net carrying amount of goodwill by business was as follows:

	2007	2006

BEAUTY GBU
Beauty, beginning of year	$14,968	$12,699
Acquisitions and divestitures	(18)	1,797
Translation and other	409	472

Goodwill, June 30, 2007	15,359	14,968

Grooming, beginning of year	23,586	—
Acquisitions and divestitures	289	23,197
Translation and other	336	389

Goodwill, June 30, 2007	24,211	23,586

HEALTH & WELL-BEING GBU
Health Care, beginning of year	8,387	3,564
Acquisitions and divestitures	5	4,723
Translation and other	90	100

Goodwill, June 30, 2007	8,482	8,387

Snacks, Coffee and Pet Care, beginning of year	2,396	1,954
Acquisitions and divestitures	5	437
Translation and other	6	5

Goodwill, June 30, 2007	2,407	2,396

HOUSEHOLD CARE GBU
Fabric Care and Home Care, beginning of year	4,406	644
Acquisitions and divestitures	(8)	3,692
Translation and other	72	70

Goodwill, June 30, 2007	4,470	4,406

Baby Care and Family Care, beginning of year	1,563	955
Acquisitions and divestitures	9	672
Translation and other	51	(64)

Goodwill, June 30, 2007	1,623	1,563

GOODWILL, NET, beginning of year	55,306	19,816
Acquisitions and divestitures	282	34,518
Translation and other	964	972

Goodwill, June 30, 2007	$56,552	$55,306

Acquisitions and divestitures in 2006 primarily reflect the Gillette acquisition, and in 2007 primarily reflect the finalization of the Gillette purchase price allocation. Gillette goodwill has been allocated primarily to the segments which include the Gillette businesses (Grooming, Health Care, Fabric Care and Home Care, and Beauty). A portion of the Gillette goodwill has also been allocated to the other segments on the basis that certain cost synergies will benefit these businesses.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Identifiable intangible assets were comprised of:

	2007		2006
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
June 30	Amount	Amortization	Amount	Amortization

INTANGIBLE ASSETS WITH DETERMINABLE LIVES
Brands	$3,317	$710	$3,135	$540
Patents and technology	3,135	776	3,098	425
Customer relationships	1,738	237	1,695	135
Other	377	188	333	183

	8,567	1,911	8,261	1,283

BRANDS WITH INDEFINITE LIVES	26,970	—	26,743	—

	35,537	1,911	35,004	1,283

The amortization of intangible assets for the years ended June 30, 2007, 2006 and 2005, was $640, $587 and $198, respectively. Estimated amortization expense over the next five years is as follows: 2008 — $618; 2009 — $594; 2010 — $556; 2011 — $513 and 2012 — $480. Such estimates do not reflect the impact of future foreign exchange rate changes.
NOTE 4 SUPPLEMENTAL FINANCIAL INFORMATION
Selected components of current and noncurrent liabilities were as follows:

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

June 30	2007	2006

ACCRUED AND OTHER CURRENT LIABILITIES
Marketing and promotion	$2,538	$2,357
Liability under Wella Domination Agreement	218	207
Compensation expenses	1,390	1,471
Accrued Gillette exit costs	608	929
Other	4,832	4,623

	9,586	9,587

OTHER NONCURRENT LIABILITIES
Pension benefits (1)	$2,898	$2,550
Other postretirement benefits (1)	503	374
Other	1,746	1,548

	5,147	4,472

(1)	2007 amounts include adoption impact of SFAS 158. Refer to Notes 1 and 9 for additional information.
NOTE 5 SHORT-TERM AND LONG-TERM DEBT

June 30	2007	2006

SHORT-TERM DEBT
Current portion of long-term debt	$2,544	$1,930
USD commercial paper	9,410	—
Other	85	198

	12,039	2,128

The weighted average short-term interest rates were 5.0% and 5.3% as of June 30, 2007 and 2006, respectively, including the effects of interest rate swaps discussed in Note 6.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

June 30	2007	2006

LONG-TERM DEBT
3.50% USD note due October 2007	$500	$500
6.13% USD note due May 2008	500	500
Bank credit facility expires July 2008	4,537	19,555
4.30% USD note due August 2008	500	500
3.50% USD note due December 2008	650	650
6.88% USD note due September 2009	1,000	1,000
Bank credit facility expires August 2010	1,830	1,857
3.38% EUR note due December 2012	1,882	1,779
4.50% EUR note due May 2014	2,016	—
4.95% USD note due August 2014	900	900
4.85% USD note due December 2015	700	700
4.13% EUR note due December 2020	806	763
9.36% ESOP debentures due 2007-2021 (1)	968	1,000
4.88% EUR note due May 2027	1,344	—
6.25% GBP note due January 2030	1,001	917
5.50% USD note due February 2034	500	500
5.80% USD note due August 2034	600	600
5.55% USD note due March 2037	1,400	—
Capital lease obligations	628	632
All other long-term debt	3,657	5,553
Current portion of long-term debt	(2,544)	(1,930)

	23,375	35,976

(1)	Debt issued by the ESOP is guaranteed by the Company and must be recorded as debt of the Company as discussed in Note 9.
Long-term weighted average interest rates were 3.3% and 3.6% as of June 30, 2007 and 2006, respectively, including the effects of interest rate swaps and net investment hedges discussed in Note 6.
The fair value of the long-term debt was $23,122 and $36,027 at June 30, 2007 and 2006, respectively. Long-term debt maturities during the next five years are as follows: 2008 — $2,544; 2009 — $5,751; 2010 — $1,982; 2011 — $1,877 and 2012 — $67.
The Procter & Gamble Company fully and unconditionally guarantees the debt securities

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

issued by its 100% owned finance subsidiaries.
NOTE 6 RISK MANAGEMENT ACTIVITIES
As a multinational company with diverse product offerings, we are exposed to market risks, such as changes in interest rates, currency exchange rates and commodity prices. To manage the volatility related to these exposures, we evaluate exposures on a consolidated basis to take advantage of logical exposure netting and correlation. For the remaining exposures, we enter into various financial transactions, which we account for under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. The utilization of these financial transactions is governed by our policies covering acceptable counterparty exposure, instrument types and other hedging practices. We do not hold or issue derivative financial instruments for speculative trading purposes.
At inception, we formally designate and document qualifying instruments as hedges of underlying exposures. We formally assess, both at inception and at least quarterly on an ongoing basis, whether the financial instruments used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure. Fluctuations in the value of these instruments generally are offset by changes in the fair value or cash flows of the underlying exposures being hedged. This offset is driven by the high degree of effectiveness between the exposure being hedged and the hedging instrument. Any ineffective portion of a change in the fair value of a qualifying instrument is immediately recognized in earnings.
Credit Risk
We have established strict counterparty credit guidelines and normally enter into transactions with investment grade financial institutions. Counterparty exposures are monitored daily and downgrades in credit rating are reviewed on a timely basis. Credit risk arising from the inability of a counterparty to meet the terms of our financial instrument contracts generally is limited to the amounts, if any, by which the counterparty’s obligations exceed our obligations to the counterparty. We have not incurred and do not expect to incur material credit losses on our risk management or other financial instruments.
Interest Rate Management
Our policy is to manage interest cost using a mixture of fixed-rate and variable-rate debt. To manage this risk in a cost-efficient manner, we enter into interest rate swaps in which we agree to exchange with the counterparty, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount.
Interest rate swaps that meet specific criteria under SFAS 133 are accounted for as fair value and cash flow hedges. For fair value hedges, the changes in the fair value of both the hedging instruments and the underlying debt obligations are immediately recognized in interest expense as equal and offsetting gains and losses. There were no fair value hedging instruments at June 30, 2007. The fair value of fair value hedging instruments was a liability

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

of $32 at June 30, 2006. All fair value hedges were 100% effective and as a result, there was no impact on earnings from hedge ineffectiveness. For cash flow hedges, the effective portion of the changes in fair value of the hedging instrument is reported in other comprehensive income (OCI) and reclassified into interest expense over the life of the underlying debt. The ineffective portion, which is not material for any year presented, is immediately recognized in earnings. The fair value of these cash flow hedging instruments was an asset of $53 and $225 at June 30, 2007 and 2006, respectively. During the next 12 months, $33 of the June 30, 2007 OCI balance will be reclassified to earnings consistent with the timing of the underlying hedged transactions.
Foreign Currency Management
We manufacture and sell our products in a number of countries throughout the world and, as a result, are exposed to movements in foreign currency exchange rates. The purpose of our foreign currency hedging program is to reduce the risk caused by short-term changes in exchange rates.
To manage this exchange rate risk, we primarily utilize forward contracts and options with maturities of less than 18 months and currency swaps with maturities up to five years. These instruments are intended to offset the effect of exchange rate fluctuations on forecasted sales, inventory purchases, intercompany royalties and intercompany loans denominated in foreign currencies and are therefore accounted for as cash flow hedges. The fair value of these instruments at June 30, 2007 and 2006, was $34 and $25 in assets and $2 and $58 in liabilities, respectively. The effective portion of the changes in fair value of these instruments is reported in OCI and reclassified into earnings in the same financial statement line item and in the same period or periods during which the related hedged transactions affect earnings. The ineffective portion, which is not material for any year presented, is immediately recognized in earnings.
Certain instruments used to manage foreign exchange exposure of intercompany financing transactions, income from international operations and other balance sheet items subject to revaluation do not meet the requirements for hedge accounting treatment. In these cases, the change in value of the instruments is designed to offset the foreign currency impact of the related exposure. The fair value of these instruments at June 30, 2007 and 2006, was $110 and $17 in assets and $78 and $19 in liabilities, respectively. The change in value of these instruments is immediately recognized in earnings. The net impact of such instruments, included in selling, general and administrative expense, was $56, $87 and $18 of gains in 2007, 2006 and 2005, respectively, which substantially offset foreign currency transaction and translation losses of the exposures being hedged.
Net Investment Hedging
We hedge certain net investment positions in major foreign subsidiaries. To accomplish this, we either borrow directly in foreign currency and designate all or a portion of foreign currency debt as a hedge of the applicable net investment position or enter into foreign currency swaps that are designated as hedges of our related foreign net investments. Under SFAS 133, changes in the fair value of these instruments are immediately recognized in OCI

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

to offset the change in the value of the net investment being hedged. Currency effects of these hedges reflected in OCI were after-tax losses of $835 and $786 in 2007 and 2006, respectively, and a $135 after-tax gain in 2005. Accumulated net balances were $2,072 and $1,237 after-tax losses as of June 30, 2007 and 2006, respectively.
Commodity Price Management
Certain raw materials utilized in our products or production processes are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. To manage the volatility related to anticipated purchases of certain of these materials, we use futures and options with maturities generally less than one year and swap contracts with maturities up to five years. These market instruments generally are designated as cash flow hedges under SFAS 133. The effective portion of the changes in fair value for these instruments is reported in OCI and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transactions affect earnings. The ineffective portion, which is not material for any year presented, is immediately recognized in earnings. The fair value of these cash flow hedging instruments was an asset of $70 and $32 at June 30, 2007 and 2006, respectively. During the next 12 months, $14 of the June 30, 2007 OCI balance will be reclassified to earnings consistent with the timing of the underlying hedged transactions.
Insurance
The Company purchases limited discretionary insurance to cover catastrophic property damage, business interruption, and liability risk of loss exposures. Deductibles and loss sharing will likely increase over time, recognizing the Company’s ability to cost-effectively fund losses from internal cash flow generation and access to capital markets.
NOTE 7 EARNINGS PER SHARE
Net earnings less preferred dividends (net of related tax benefits) are divided by the weighted average number of common shares outstanding during the year to calculate basic net earnings per common share. Diluted net earnings per common share are calculated to give effect to stock options and other stock-based awards (see Note 8) and assume conversion of preferred stock (see Note 9).

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Net earnings and common shares used to calculate basic and diluted net earnings per share were as follows:

Years ended June 30	2007	2006	2005

NET EARNINGS	$10,340	$8,684	$6,923
Preferred dividends, net of tax benefit	(161)	(148)	(136)

NET EARNINGS AVAILABLE TO COMMON SHAREHOLDERS	10,179	8,536	6,787

Preferred dividends, net of tax benefit	161	148	136
Preferred dividend impact on funding of ESOP	—	—	(1)

DILUTED NET EARNINGS	10,340	8,684	6,922

Shares in millions; Years ended June 30	2007	2006	2005

Basic weighted average common shares outstanding	3,159.0	3,054.9	2,515.6
Effect of dilutive securities
Conversion of preferred shares (1)	149.6	154.1	158.3
Exercise of stock options and other unvested equity awards (2)	90.0	76.9	63.2

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	3,398.6	3,285.9	2,737.1

(1)	Despite being included currently in diluted net earnings per common share, the actual conversion to common stock occurs pursuant to the repayment of the ESOPs’ obligations through 2035.

(2)	Approximately 41 million in 2007, 44 million in 2006 and 48 million in 2005 of the Company’s outstanding stock options were not included in the diluted net earnings per share calculation because to do so would have been antidilutive (i.e., the total proceeds upon exercise would have exceeded the market value of the underlying common shares).
NOTE 8 STOCK-BASED COMPENSATION
We have a primary stock-based compensation plan under which stock options are granted annually to key managers and directors with exercise prices equal to the market price of the underlying shares on the date of grant. A total of 229 million shares of common stock were authorized for issuance under plans approved by shareholders in 2001 and 2003, of which 73 million remain available for grant. An additional 20 million shares of common stock were authorized for issuance under a plan approved by Gillette shareholders in 2004 and assumed by the Company in conjunction with the acquisition of The Gillette Company in October 2005. A total of 14 million of these shares remain available for grant under this plan. There are also approximately five million shares available for grant under the Future Shares Plan

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

approved by the Board of Directors in 1997. This plan will terminate in October 2007. Grants issued under P&G shareholder approved plans since September 2002 are vested after three years and have a 10-year life. Grants issued under these plans from July 1998 through August 2002 are vested after three years and have a 15-year life, while grants issued prior to July 1998 are vested after one year and have a 10-year life. In addition to our key manager and director grants, we make other minor stock option grants to employees for which vesting terms and option lives are not substantially different.
Total stock-based compensation expense for stock option grants was $612, $526 and $459 for 2007, 2006 and 2005, respectively. The total income tax benefit recognized in the income statement for these stock-based compensation arrangements was $163, $140 and $125 for 2007, 2006 and 2005, respectively. We also make minor grants of restricted stock, restricted stock units and other stock-based grants to certain employees. Total compensation cost for these restricted stock, restricted stock units and other stock-based grants, which are generally expensed at grant date, was $56, $59 and $65 in 2007, 2006 and 2005, respectively.
In calculating the compensation expense for options granted, we estimated the fair value of each grant issued through December 31, 2004, using the Black-Scholes option-pricing model. Effective January 1, 2005, we utilize a binomial lattice-based model for the valuation of stock option grants. The utilization of the binomial lattice-based model did not have a significant impact on the valuation of stock options as compared to the Black-Scholes model. Assumptions utilized in the model, which are evaluated and revised, as necessary, to reflect market conditions and experience, were as follows:

Years ended June 30	2007	2006	2005

Interest rate	4.3%-4.8%	4.5%-4.7%	3.2%-4.5%
Weighted average interest rate	4.5%	4.6%	4.4%
Dividend yield	1.9%	1.9%	1.9%
Expected volatility	16%-20%	15%-20%	15%-20%
Weighted average volatility	19%	19%	20%

Expected life in years	9	9	9

Because lattice-based option valuation models incorporate ranges of assumptions for inputs, those ranges are disclosed in the preceding table. Expected volatilities are based on a combination of historical volatility of our stock and implied volatilities of call options on our stock. We use historical data to estimate option exercise and employee termination patterns within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.
A summary of options under the plans as of June 30, 2007, and activity during the year then ended is presented below:

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

			Weighted Avg.
			Remaining
		Weighted Avg.	Contractual Life in	Aggregate Intrinsic
Options in thousands	Options	Exercise Price	Years	Value (in millions)

Outstanding, beginning of year	362,352	$43.71
Granted	33,091	63.33
Exercised	(37,658)	37.77
Canceled	(2,779)	51.66

OUTSTANDING, END OF YEAR	355,006	46.10	7.5	$5,424

EXERCISABLE	257,171	41.22	7.0	5,132
The weighted average grant-date fair value of options granted was $17.29, $16.30 and $14.34 per share in 2007, 2006 and 2005, respectively. The total intrinsic value of options exercised was $894, $815 and $526 in 2007, 2006 and 2005, respectively. The total grant-date fair value of options that vested during 2007, 2006 and 2005 was $552, $388 and $532, respectively. We have no specific policy to repurchase common shares to mitigate the dilutive impact of options; however, we have historically made adequate discretionary purchases, based on cash availability, market trends and other factors, to satisfy stock option exercise activity.
At June 30, 2007, there was $622 of compensation cost that has not yet been recognized related to nonvested stock-based awards. That cost is expected to be recognized over a remaining weighted average period of 1.9 years.
Cash received from options exercised was $1,422, $1,229 and $455 in 2007, 2006 and 2005, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled $265, $242 and $149 in 2007, 2006 and 2005, respectively.
NOTE 9 POSTRETIREMENT BENEFITS AND EMPLOYEE STOCK OWNERSHIP PLAN
We offer various postretirement benefits to our employees.
Defined Contribution Retirement Plans
We have defined contribution plans which cover the majority of our U.S. employees, as well as employees in certain other countries. These plans are fully funded. We generally make contributions to participants’ accounts based on individual base salaries and years of service. The primary U.S. defined contribution plan (the U.S. DC plan) comprises the majority of the balances and expense for the Company’s defined contribution plans. For the U.S. DC plan, the contribution rate is set annually. Total contributions for this plan approximated 15% of total participants’ annual wages and salaries in 2007, 2006 and 2005.
We maintain The Procter & Gamble Profit Sharing Trust (Trust) and Employee Stock Ownership Plan (ESOP) to provide a portion of the funding for the U.S. DC plan, as well as other retiree benefits. Operating details of the ESOP are provided at the end of this Note. The fair value of the ESOP Series A shares allocated to participants reduces our cash contribution

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

required to fund the U.S. DC plan. Total defined contribution expense was $273, $249 and $215 in 2007, 2006 and 2005, respectively.
Defined Benefit Retirement Plans and Other Retiree Benefits
We offer defined benefit retirement pension plans to certain employees. These benefits relate primarily to local plans outside the U.S., and to a lesser extent, plans assumed in the Gillette acquisition covering U.S. employees. These acquired Gillette plans will be frozen effective January 1, 2008.
We also provide certain other retiree benefits, primarily health care and life insurance, for the majority of our U.S. employees who become eligible for these benefits when they meet minimum age and service requirements. Generally, the health care plans require cost sharing with retirees and pay a stated percentage of expenses, reduced by deductibles and other coverages. These benefits are primarily funded by ESOP Series B shares, as well as certain other assets contributed by the Company.
As discussed in Note 1, we adopted SFAS 158 on June 30, 2007, on the required prospective basis. Our June 30, 2007 disclosure is in accordance with the new requirements.
Obligation and Funded Status. We use a June 30 measurement date for our defined benefit retirement plans and other retiree benefit plans. The following provides a reconciliation of benefit obligations, plan assets and funded status of these plans:

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

	Pension Benefits (1)		Other Retiree Benefits (2)
Years ended June 30	2007	2006	2007	2006

CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year (3)	$9,244	$5,626	$3,286	$3,079
Service cost	279	265	85	97
Interest cost	476	383	206	179
Participants’ contributions	19	19	55	35
Amendments	24	65	12	—
Actuarial (gain) loss	1	(754)	80	(466)
Acquisitions (divestitures)	(8)	3,744	—	506
Curtailments and settlements	(163)	(9)	(1)	—
Special termination benefits	1	—	2	1
Currency translation and other	431	247	35	22
Benefit payments	(485)	(342)	(202)	(167)

BENEFIT OBLIGATION AT END OF YEAR (3)	9,819	9,244	3,558	3,286

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year	$6,203	$2,572	$3,091	$2,700
Actual return on plan assets	736	481	429	234
Acquisitions (divestitures)	(2)	2,889	—	288
Employer contributions	565	427	30	21
Participants’ contributions	19	19	55	35
Currency translation and other	314	157	1	(1)
ESOP debt impacts (4)	—	—	(14)	(19)
Benefit payments	(485)	(342)	(202)	(167)

FAIR VALUE OF PLAN ASSETS AT END OF YEAR	7,350	6,203	3,390	3,091

FUNDED STATUS	(2,469)	(3,041)	(168)	(195)

(1)	Primarily non-U.S.-based defined benefit retirement plans.

(2)	Primarily U.S.-based other postretirement benefit plans.

(3)	For the pension benefit plans, the benefit obligation is the projected benefit obligation. For other retiree benefit plans, the benefit obligation is the accumulated postretirement benefit obligation.

(4)	Represents increases in the ESOP’s debt, which is netted against plan assets for Other Retiree Benefits.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

	Pension Benefits		Other Retiree Benefits
Years ended June 30	2007	2006	2007	2006

CALCULATION OF NET AMOUNT RECOGNIZED
Funded status at end of year	$(2,469)	$(3,041)	$(168)	$(195)
Unrecognized net actuarial loss	n/a	672	n/a	275
Unrecognized transition amount	n/a	7	n/a	—
Unrecognized prior service cost	n/a	146	n/a	(220)

NET AMOUNT RECOGNIZED	(2,469)	(2,216)	(168)	(140)

CLASSIFICATION OF NET AMOUNT RECOGNIZED
Noncurrent assets — prepaid benefit cost	$469	$386	$347	$255
Current liability — accrued benefit cost	(40)	(216)	(12)	(21)
Noncurrent liability — accrued benefit cost	(2,898)	(2,550)	(503)	(374)
Intangible asset	n/a	74	n/a	—
Accumulated other comprehensive income — minimum pension liability	n/a	90	n/a	—

NET AMOUNT RECOGNIZED	(2,469)	(2,216)	(168)	(140)

AMOUNTS RECOGNIZED IN ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI)
Net actuarial loss	379	—	337	—
Prior service cost (credit)	172	—	(185)	—
Minimum pension liability	n/a	90	n/a	—

NET AMOUNTS RECOGNIZED IN AOCI	551	90	152	—

The underfunding of pension benefits is primarily a function of the different funding incentives that exist outside of the U.S. In certain countries where we have major operations, there are no legal requirements or financial incentives provided to companies to pre-fund pension obligations. In these instances, benefit payments are typically paid directly from the Company’s cash as they become due.
The accumulated benefit obligation for all defined benefit retirement pension plans was $8,611 and $8,013 at June 30, 2007, and June 30, 2006, respectively. Pension plans with accumulated benefit obligations in excess of plan assets and plans with projected benefit obligations in excess of plan assets consist of the following:

	Accumulated Benefit Obligation		Projected Benefit Obligation
	Exceeds the Fair Value of Plan		Exceeds the Fair Value of Plan
	Assets		Assets
Years ended June 30	2007	2006	2007	2006

Projected benefit obligation	$4,813	$5,597	$6,763	$7,695
Accumulated benefit obligation	4,294	4,912	5,792	6,544
Fair value of plan assets	1,973	2,684	3,825	4,498

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Net Periodic Benefit Cost. Components of the net periodic benefit cost were as follows:

	Pension Benefits			Other Retiree Benefits
Years ended June 30	2007	2006	2005	2007	2006	2005

Service cost	$279	$265	$162	$85	$97	$67
Interest cost	476	383	241	206	179	146
Expected return on plan assets	(454)	(353)	(185)	(407)	(372)	(333)
Amortization of deferred amounts	13	7	6	(22)	(22)	(22)
Curtailment and settlement (gain) loss	(176)	(4)	13	(1)	—	—
Recognized net actuarial loss	45	76	31	2	6	1

GROSS BENEFIT COST (CREDIT)	183	374	268	(137)	(112)	(141)

Dividends on ESOP preferred stock	—	—	—	(85)	(78)	(73)

NET PERIODIC BENEFIT COST (CREDIT)	183	374	268	(222)	(190)	(214)

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Pursuant to plan revisions adopted during 2007, Gillette’s U.S. defined benefit retirement pension plans will be frozen effective January 1, 2008, at which time Gillette employees in the U.S. will move into the P&G defined contribution Profit Sharing Trust and Employee Stock Ownership Plan. This revision resulted in a $154 curtailment gain for the year ended June 30, 2007.
Amounts expected to be amortized from accumulated other comprehensive income into net period benefit cost during the year ending June 30, 2008, are as follows:

	Pension Benefits	Other Retiree Benefits

Net actuarial loss	$25	$6
Prior service cost (credit)	14	(21)
Assumptions. We determine our actuarial assumptions on an annual basis. These assumptions are weighted to reflect each country that may have an impact on the cost of providing retirement benefits. The weighted average assumptions for the defined benefit and other retiree benefit calculations, as well as assumed health care trend rates, were as follows:

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

	Pension Benefits		Other Retiree Benefits
Years ended June 30	2007	2006	2007	2006

ASSUMPTIONS USED TO DETERMINE BENEFIT OBLIGATIONS (1)
Discount rate	5.5%	5.2%	6.3%	6.3%
Rate of compensation increase	3.1%	3.0%	—	—

ASSUMPTIONS USED TO DETERMINE NET PERIODIC BENEFIT COST (2)
Discount rate	5.2%	4.7%	6.3%	5.2%
Expected return on plan assets	7.2%	7.3%	9.3%	9.2%
Rate of compensation increase	3.0%	3.2%	—	—

ASSUMED HEALTH CARE COST TREND RATES
Health care cost trend rates assumed for next year	—	—	9.0%	10.0%
Rate to which the health care cost trend rate is assumed to decline (ultimate trend rate)	—	—	5.1%	5.1%
Year that the rate reaches the ultimate trend rate	—	—	2013	2012

(1)	Determined as of end of year.

(2)	Determined as of beginning of year, and adjusted for acquisitions.
Several factors are considered in developing the estimate for the long-term expected rate of return on plan assets. For the defined benefit retirement plans, these include historical rates of return of broad equity and bond indices and projected long-term rates of return obtained from pension investment consultants. The expected long-term rates of return for plan assets are 8%-9% for equities and 5%-6% for bonds. For other retiree benefit plans, the expected long-term rate of return reflects the fact that the assets are comprised primarily of Company stock. The expected rate of return on Company stock is based on the long-term projected return of 9.5% and reflects the historical pattern of favorable returns on the Company’s stock.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Assumed health care cost trend rates could have a significant effect on the amounts reported for the other retiree benefit plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	One-Percentage	One-Percentage
	Point Increase	Point Decrease

Effect on total of service and interest cost components	$51	$(41)
Effect on postretirement benefit obligation	526	(426)

Plan Assets. Our target asset allocation for the year ending June 30, 2008, and actual asset allocation by asset category as of June 30, 2007 and 2006, are as follows:

	Target Asset Allocation
Asset Category	Pension Benefits	Other Retiree Benefits

Equity securities (1)	57%	96%
Debt securities	41%	4%
Real estate	2%	—

TOTAL	100%	100%

	Asset Allocation at June 30
	Pension Benefits		Other Retireee Benefits
Asset Category	2007	2006	2007	2006

Equity securities (1)	56%	59%	96%	96%
Debt securities	39%	39%	4%	4%
Cash	3%	0%	—	—
Real estate	2%	2%	—	—

TOTAL	100%	100%	100%	100%

(1)	Equity securities for other retiree plan assets include Company stock, net of Series B ESOP debt of $2,932 and $2,693 as of June 30, 2007 and 2006, respectively.
Our investment objective for defined benefit retirement plan assets is to meet the plans’ benefit obligations, while minimizing the potential for future required Company plan contributions. The investment strategies focus on asset class diversification, liquidity to meet benefit payments and an appropriate balance of long-term investment return and risk. Target ranges for asset allocations are determined by matching the actuarial projections of the plans’ future liabilities and benefit payments with expected long-term rates of return on the assets, taking into account investment return volatility and correlations across asset classes. Plan assets are diversified across several investment managers and are generally invested in liquid funds that are selected to track broad market equity and bond indices. Investment risk is carefully controlled with plan assets rebalanced to target allocations on a periodic basis and continual monitoring of investment managers’ performance relative to the investment guidelines established with each investment manager.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Cash Flows. Management’s best estimate of our cash requirements for the defined benefit retirement plans and other retiree benefit plans for the year ending June 30, 2008, is $468 and $42 , respectively. For the defined benefit retirement plans, this is comprised of $147 in expected benefit payments from the Company directly to participants of unfunded plans and $321 of expected contributions to funded plans. For other retiree benefit plans, this is comprised of expected contributions that will be used directly for benefit payments. Expected contributions are dependent on many variables, including the variability of the market value of the plan assets as compared to the benefit obligation and other market or regulatory conditions. In addition, we take into consideration our business investment opportunities and resulting cash requirements. Accordingly, actual funding may differ significantly from current estimates.
Total benefit payments expected to be paid to participants, which include payments funded from the Company’s assets, as discussed above, as well as payments paid from the plans, are as follows:

Years ended June 30	Pension Benefits	Other Retiree Benefits

EXPECTED BENEFIT PAYMENTS
2008	$473	$199
2009	439	216
2010	454	233
2011	468	249
2012	474	263
2013-2017	2,654	1,523

Employee Stock Ownership Plan
We maintain the ESOP to provide funding for certain employee benefits discussed in the preceding paragraphs.
The ESOP borrowed $1.0 billion in 1989 and the proceeds were used to purchase Series A ESOP Convertible Class A Preferred Stock to fund a portion of the U.S. DC plan. Principal and interest requirements of the borrowing were paid by the Trust from dividends on the preferred shares and from advances from the Company. The original borrowing of $1.0 billion has been repaid in full, and advances from the Company of $216 remain outstanding at June 30, 2007. Each share is convertible at the option of the holder into one share of the Company’s common stock. The dividend for the current year was equal to the common stock dividend of $1.28 per share. The liquidation value is $6.82 per share.
In 1991, the ESOP borrowed an additional $1.0 billion. The proceeds were used to purchase Series B ESOP Convertible Class A Preferred Stock to fund a portion of retiree health care benefits. These shares, net of the ESOP’s debt, are considered plan assets of the Other Retiree Benefits plan discussed above. Debt service requirements are funded by preferred stock dividends, cash contributions and advances from the Company, of which $123 is outstanding at June 30, 2007. Each share is convertible at the option of the holder into one share of the Company’s common stock. The dividend for the current year was equal to the

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

common stock dividend of $1.28 per share. The liquidation value is $12.96 per share.
As permitted by SOP 93-6, “Employers Accounting for Employee Stock Ownership Plans,” we have elected, where applicable, to continue our practices, which are based on SOP 76-3, “Accounting Practices for Certain Employee Stock Ownership Plans.” ESOP debt, which is guaranteed by the Company, is recorded as debt (see Note 5). Preferred shares issued to the ESOP are offset by the Reserve for ESOP Debt Retirement in the Consolidated Balance Sheets and the Consolidated Statements of Shareholders’ Equity. Advances to the ESOP are recorded as an increase in the Reserve for ESOP Debt Retirement. Interest incurred on the ESOP debt is recorded as interest expense. Dividends on all preferred shares, net of related tax benefits, are charged to retained earnings.
The series A and B preferred shares of the ESOP are allocated to employees based on debt service requirements, net of advances made by the Company to the Trust. The number of preferred shares outstanding at June 30 was as follows:

Shares in thousands	2007	2006	2005

Allocated	60,402	61,614	61,904
Unallocated	20,807	23,125	25,623

TOTAL SERIES A	81,209	84,739	87,527

Allocated	21,105	21,733	21,989
Unallocated	44,642	45,594	46,338

TOTAL SERIES B	65,747	67,327	68,327

For purposes of calculating diluted net earnings per common share, the preferred shares held by the ESOP are considered converted from inception.
In connection with the Gillette acquisition, we assumed the Gillette ESOP, which was established to assist Gillette employees in financing retiree medical costs. These ESOP accounts are held by participants and must be used to reduce the Company’s other retiree benefit obligations. Such accounts reduced our obligation by $245 at June 30, 2007.
NOTE 10 INCOME TAXES
Under SFAS 109, “Accounting for Income Taxes,” income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax liabilities and assets, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.
Management judgment is required in evaluating tax positions and other items that factor into determining tax provisions. Management believes its tax positions and related provisions reflected in the consolidated financial statements are fully supportable. We establish reserves for additional income taxes related to positions that may be challenged by local authorities

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

and may not be fully sustained, despite our belief that the underlying tax positions are fully supportable. In such cases, the reserves for additional taxes are based on management’s best estimate of the ultimate outcome. These reserves are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress on tax audits, changes in interpretations of tax laws, developments in case law and closing of statutes of limitation. Our tax provision includes the impact of recording reserves and any changes thereto. We have a number of tax audits in process and have open tax years with various significant taxing jurisdictions that range primarily from 1997 to 2007. Based on currently available information, we do not believe the ultimate outcome of these tax audits and other tax positions related to open tax years, when finalized, will have a material adverse effect on our financial position, results of operations or cash flows.
Earnings before income taxes consisted of the following:

Years ended June 30	2007	2006	2005

United States	$9,138	$7,410	$6,266
International	5,572	5,003	3,715

	14,710	12,413	9,981

The income tax provision consisted of the following:

Years ended June 30	2007	2006	2005

CURRENT TAX EXPENSE
U.S. federal	$2,667	$1,961	$1,466
International	1,325	1,702	886
U.S. state and local	125	178	142

	4,117	3,841	2,494

DEFERRED TAX EXPENSE
U.S. federal	231	226	215
International and other	22	(338)	349

	253	(112)	564

TOTAL TAX EXPENSE	4,370	3,729	3,058

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

A reconciliation of the U.S. federal statutory income tax rate to our actual income tax rate is provided below:

Years ended June 30	2007	2006	2005

U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Country mix impacts of foreign operations	-4.3%	-3.6%	-4.8%
AJCA repatriation tax charge	—	—	2.8%
Income tax reserve adjustments	-0.3%	-1.5%	-2.3%
Other	-0.7%	0.1%	-0.1%

EFFECTIVE INCOME TAX RATE	29.7%	30.0%	30.6%

Income tax reserve adjustments represent changes in estimated exposures related to prior year tax positions. Tax benefits credited to shareholders’ equity totaled $1,066 and $174 for the years ended June 30, 2007 and 2006, respectively. These primarily relate to the tax effects of net investment hedges, excess tax benefits from the exercise of stock options and the impacts of certain adjustments to pension and other retiree benefit obligations recorded in shareholders’ equity, including the impact of adopting SFAS 158 in 2007.
The American Jobs Creation Act of 2004 (the AJCA) permitted U.S. corporations to repatriate earnings of foreign subsidiaries at a one-time favorable effective federal statutory tax rate of 5.25% as compared to the highest corporate tax rate of 35%. For the year ended June 30, 2006, we repatriated $7.2 billion in earnings previously considered indefinitely invested. We provided for $295 of deferred income tax expense associated with this repatriation in the year ended June 30, 2005.
We have undistributed earnings of foreign subsidiaries of approximately $17 billion at June 30, 2007, for which deferred taxes have not been provided. Such earnings are considered indefinitely invested in the foreign subsidiaries. If such earnings were repatriated, additional tax expense may result, although the calculation of such additional taxes is not practicable.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Deferred income tax assets and liabilities were comprised of the following:

June 30	2007	2006

DEFERRED TAX ASSETS

Stock-based compensation	$1,132	$1,063
Unrealized loss on financial and foreign exchange transactions	723	507
Pension and postretirement benefits	560	547
Loss and other carryforwards	439	615
Goodwill and other intangible assets	249	19
Advance payments	183	219
Accrued marketing and promotion expense	161	183
Accrued Gillette exit costs	138	173
Fixed assets	85	87
Other	1,076	1,025
Valuation allowances	(190)	(398)

	4,556	4,040

DEFERRED TAX LIABILITIES
Goodwill and other intangible assets	$12,102	$12,036
Fixed assets	1,884	1,861
Other	132	436

	14,118	14,333

Net operating loss carryforwards were $1,442 and $2,134 at June 30, 2007 and 2006, respectively. If unused, $663 will expire between 2008 and 2027. The remainder, totaling $779 at June 30, 2007, may be carried forward indefinitely.
NOTE 11 COMMITMENTS AND CONTINGENCIES
Guarantees
In conjunction with certain transactions, primarily divestitures, we may provide routine indemnifications (e.g., indemnification for representations and warranties, and retention of previously existing environmental, tax and employee liabilities) whose terms range in duration and in some circumstances are not explicitly defined. The maximum obligation under some such indemnifications is not explicitly stated and, as a result, the overall amount of these obligations cannot be reasonably estimated. Other than obligations recorded as liabilities at the time of divestiture, we have not made significant payments for these indemnifications. We believe that if we were to incur a loss on any of these matters, the loss would not have a material effect on our financial position, results of operations or cash flows.
In certain situations, we guarantee loans for suppliers and customers. The total amount of guarantees issued under such arrangements is not material.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Off-Balance Sheet Arrangements
We do not have off-balance sheet financing arrangements, including variable interest entities, under FIN 46, “Consolidation of Variable Interest Entities,” that have a material impact on our financial statements.
Purchase Commitments
We have purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business. Commitments made under take-or-pay obligations are as follows: 2008 — $1,360; 2009 — $914; 2010 — $634; 2011 — $459 and 2012 — $394 and $660 thereafter. Such amounts represent future purchases in line with expected usage to obtain favorable pricing. Approximately 44% of our purchase commitments relate to service contracts for information technology, human resources management and facilities management activities that were outsourced in recent years. Due to the proprietary nature of many of our materials and processes, certain supply contracts contain penalty provisions for early termination. We do not expect to incur penalty payments under these provisions that would materially affect our financial condition, cash flows or results of operations.
Operating Leases
We lease certain property and equipment for varying periods. Future minimum rental commitments under noncancelable operating leases are as follows: 2008 — $316; 2009 — $238; 2010 — $208; 2011 - $174; 2012 — $102 and $408 thereafter. Operating lease obligations are shown net of guaranteed sublease income.
Litigation
We are subject to various lawsuits and claims with respect to matters such as governmental regulations, income taxes and other actions arising out of the normal course of business. While considerable uncertainty exists, in the opinion of management and our counsel, the ultimate resolution of the various lawsuits and claims will not materially affect our financial condition, cash flows or results of operations.
We are also subject to contingencies pursuant to environmental laws and regulations that in the future may require us to take action to correct the effects on the environment of prior manufacturing and waste disposal practices. Based on currently available information, we do not believe the ultimate resolution of environmental remediation will have a material adverse effect on our financial position, cash flows or results of operations.
NOTE 12 SEGMENT INFORMATION
Through fiscal year 2007, we were organized under three Global Business Units as follows:
•	The Beauty GBU includes the Beauty and the Grooming businesses. The Beauty business is comprised of retail and professional hair care, skin care, cosmetics, prestige fragrances, deodorants, and personal cleansing. The Grooming business includes blades and

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

razors, electric razors, face and shave preparation products and small home appliances.

•	The Health and Well-Being GBU includes the Health Care and the Snacks, Coffee and Pet Care businesses. The Health Care business includes oral care, feminine care and personal health and pharmaceuticals. The Snacks, Coffee and Pet Care business includes snacks, coffee and pet food.

•	The Household Care GBU includes the Fabric Care and Home Care and the Baby Care and Family Care businesses. Fabric Care and Home Care includes laundry detergents, fabric enhancers, dish care, surface care, air care, batteries and commercial products. Baby Care and Family Care includes diapers, baby wipes, bath tissue and kitchen towels.
Under U.S. GAAP, we have six reportable segments: Beauty; Grooming; Health Care; Snacks, Coffee and Pet Care; Fabric Care and Home Care; and Baby Care and Family Care. The accounting policies of the businesses are generally the same as those described in Note 1. Differences between these policies and U.S. GAAP primarily reflect: income taxes, which are reflected in the businesses using applicable blended statutory rates; the recording of fixed assets at historical exchange rates in certain high-inflation economies and the treatment of certain unconsolidated investees. Certain unconsolidated investees are managed as integral parts of our business units for management reporting purposes. Accordingly, these partially owned operations are reflected as consolidated subsidiaries in segment results, with 100% recognition of the individual income statement line items through before-tax earnings. Eliminations to adjust these line items to U.S. GAAP are included in Corporate. In determining after-tax earnings for the businesses, we eliminate the share of earnings applicable to other ownership interests, in a manner similar to minority interest, and apply statutory tax rates. Adjustments to arrive at our effective tax rate are also included in Corporate.
Corporate includes certain operating and non-operating activities that are not reflected in the operating results used internally to measure and evaluate the businesses, as well as eliminations to adjust management reporting principles to U.S. GAAP. Operating activities in Corporate include the results of incidental businesses managed at the corporate level along with the elimination of individual revenues and expenses generated by certain unconsolidated investees discussed in the preceding paragraph over which we exert significant influence, but do not control. Operating elements also comprise certain employee benefit costs, the costs of certain restructuring-type activities to maintain a competitive cost structure including manufacturing and workforce rationalization, and other general corporate items. The non-operating elements primarily include interest expense, divestiture gains and interest and investing income. In addition, Corporate includes the historical results of certain divested businesses, including certain Gillette brands that were divested in 2006 as required by the regulatory authorities in relation to the Gillette acquisition and the Juice business, which was divested in August of 2004. Corporate assets primarily include cash, investment securities and all goodwill.
We had net sales in the U.S. of $31.9, $29.5 and $25.3 billion for the years ended June 30, 2007, 2006 and 2005, respectively. Assets in the U.S. totaled $73.5 and $75.4 billion as of June 30, 2007 and 2006, respectively.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Our largest customer, Wal-Mart Stores, Inc. and its affiliates, accounted for 15% of consolidated net sales in both 2007 and 2006, and 16% of consolidated net sales in 2005.

					Depreciation
			Before-Tax		and		Capital
Global Segment Results		Net Sales	Earnings	Net Earnings	Amortization	Total Assets	Expenditures

BEAUTY GBU

BEAUTY (1)	2007	$17,889	$3,440	$2,611	$419	$11,140	$431
	2006	16,687	3,262	2,412	380	10,081	384
	2005	15,909	3,051	2,184	397	9,535	357

GROOMING (1)	2007	7,437	1,895	1,383	729	27,767	314
	2006	5,114	1,176	846	573	28,994	361
	2005	10	4	3	—	—	—

HEALTH AND WELL-BEING GBU

HEALTH CARE (1)	2007	13,381	3,365	2,233	439	9,512	374
	2006	11,831	2,785	1,829	374	9,636	341
	2005	9,880	2,132	1,376	299	4,495	290

SNACKS, COFFEE AND PET CARE	2007	4,537	759	477	164	2,176	141
	2006	4,383	627	385	159	2,122	150
	2005	4,314	714	444	162	2,197	142

HOUSEHOLD CARE GBU

FABRIC CARE AND HOME CARE (1)	2007	21,469	4,650	3,127	573	12,179	710
	2006	18,918	3,905	2,609	521	11,318	599
	2005	15,796	3,186	2,129	391	6,845	647

BABY CARE AND FAMILY CARE	2007	12,726	2,291	1,440	671	7,731	769
	2006	11,972	2,071	1,299	612	7,339	739
	2005	11,652	1,924	1,197	580	7,272	684

CORPORATE	2007	(963)	(1,690)	(931)	135	67,509	206
	2006	(683)	(1,413)	(696)	8	66,205	93
	2005	(820)	(1,030)	(410)	55	31,183	61

TOTAL COMPANY	2007	76,476	14,710	10,340	3,130	138,014	2,945
	2006	68,222	12,413	8,684	2,627	135,695	2,667
	2005	56,741	9,981	6,923	1,884	61,527	2,181

(1) 2006 data includes Gillette results for the nine months ended June 30, 2006.
NOTE 13 QUARTERLY RESULTS (UNAUDITED)

Quarters Ended		Sept 30	Dec 31	Mar 31	Jun 30	Total Year

Net Sales	2006-2007	$18,785	$19,725	$18,694	$19,272	$76,476
	2005-2006	14,793	18,337	17,250	17,842	68,222

Operating Income	2006-2007	4,054	4,350	3,646	3,400	15,450
	2005-2006	3,057	3,892	3,351	2,949	13,249

Gross Margin	2006-2007	52.8%	52.9%	51.6%	50.8%	52.0%
	2005-2006	51.6%	52.4%	51.7%	50.2%	51.4%

Net Earnings	2006-2007	2,698	2,862	2,512	2,268	10,340
	2005-2006	2,029	2,546	2,211	1,898	8,684

Diluted Net Earnings Per Common Share	2006-2007	$0.79	$0.84	$0.74	$0.67	$3.04
	2005-2006	0.77	0.72	0.63	0.55	2.64

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

Financial Summary (Unaudited)

Amounts in Millions
except per share amounts	2007	2006	2005	2004	2003	2002	2001	2000	1999	1998	1997

Net Sales	$76,476	$68,222	$56,741	$51,407	$43,377	$40,238	$39,244	$39,951	$38,125	$37,154	$35,764
Gross Margin	39,790	35,097	28,869	26,264	21,155	19,159	17,071	18,395	16,901	16,019	15,229
Operating Income	15,450	13,249	10,469	9,382	7,312	6,073	4,260	5,678	6,130	5,581	5,318
Net Earnings	10,340	8,684	6,923	6,156	4,788	3,910	2,612	3,363	3,683	3,472	3,305
Net Earnings Margin	13.5%	12.7%	12.2%	12.0%	11.0%	9.7%	6.7%	8.4%	9.7%	9.3%	9.2%

Basic Net Earnings per Common Share	$3.22	$2.79	$2.70	$2.34	$1.80	$1.46	$0.96	$1.24	$1.35	$1.25	$1.18
Diluted Net Earnings per Common Share	3.04	2.64	2.53	2.20	1.70	1.39	0.92	1.17	1.27	1.18	1.10
Dividends Per Common Share	1.28	1.15	1.03	0.93	0.82	0.76	0.70	0.64	0.57	0.51	0.45

Restructuring Program Charges (1)	$—	$—	$—	$—	$751	$958	$1,850	$814	$481	$—	$—

Research and Development Expense	2,112	2,075	1,940	1,802	1,665	1,601	1,769	1,899	1,726	1,546	1,469
Advertising Expense	7,937	7,122	5,929	5,466	4,487	3,782	3,729	3,906	3,542	3,638	3,414
Total Assets	138,014	135,695	61,527	57,048	43,706	40,776	34,387	34,366	32,192	31,042	27,598
Capital Expenditures	2,945	2,667	2,181	2,024	1,482	1,679	2,486	3,018	2,828	2,559	2,129
Long-Term Debt	23,375	35,976	12,887	12,554	11,475	11,201	9,792	9,012	6,265	5,774	4,159
Shareholders’ Equity	66,760	62,908	18,475	18,190	17,025	14,415	12,560	12,673	12,352	12,493	12,139

(1)	Restructuring program charges, on an after-tax basis, totaled, $538, $706, $1,475, $688 and $285 for 2003, 2002, 2001, 2000 and 1999, respectively.
Shareholder Return Performance Graphs
The following graphs compare the five-year and ten-year cumulative total return of P&G’s common stock as compared with the S&P 500 Stock Index, the Dow Jones Industrial Average Index, and a composite group comprised of the S&P Household Products Index, the S&P Paper Products Index, the S&P Personal Products Index, the S&P Health Care Index and the S&P Food Index. The composite group is weighted based on P&G’s current fiscal year revenues. The graphs assume that $100 was invested on June 30, 2002, and June 30, 1997, in each of the investment options and that all dividends were reinvested.

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

	2002	2003	2004	2005	2006	2007
P&G (Blue)	100	102	127	125	135	151
Composite Group (Pink)	100	99	129	126	144	170
S&P 500 (Yellow)	100	100	119	127	138	166
DJIA (Aqua)	100	100	118	119	132	162

*	Amounts in millions of dollars except per share amounts or as otherwise specified.

	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
P&G (Blue)	100	130	130	84	96	138	140	175	172	185	208
Composite Group (Pink)	100	115	122	105	116	133	132	171	168	191	226
S&P 500 (Yellow)	100	130	160	171	146	120	120	143	152	165	199
DJIA (Aqua)	100	119	148	143	146	131	130	155	156	173	213

*	Amounts in millions of dollars except per share amounts or as otherwise specified.